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                                                                     Exhibit 4.3

                        ROADWAY EXPRESS UNION STOCK PLAN

                                 PLAN OBJECTIVES



- The Roadway Express Union Stock Plan (the Plan) has been created to encourage and reward bargaining unit employees who display habits that result in a safe, reliably-staffed, and injury-free work environment.

- Roadway Corporation Common Stock is allocated based on Roadway Express, Inc. operating margin performance for the calendar year to eligible participants who remain accident-free, injury-free, and have fewer than 5 unexcused absences during the Plan Year (April 1 - March 31).

- Each participant meeting the proposed criteria receives an allocation of stock to a ledger account maintained by Roadway Corporation's stock transfer agent.

AN EXPLANATION OF THE PLAN IS INCLUDED UNDER THE FOLLOWING HEADINGS:

                    ELIGIBILITY

                    FUNDING THE PLAN

                    ALLOCATION OF STOCK

                    RESOLUTION OF DISPUTES

                    MAINTENANCE AND DISTRIBUTION OF ACCOUNTS


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                        ROADWAY EXPRESS UNION STOCK PLAN

                                   ELIGIBILITY

- All full-time, regular, bargaining-unit employees of Roadway Express, Inc. who are on active status as of April 1 of any Plan Year, and who are represented by a union which has consented to participate in this Plan.

- Participants must remain in active status through March 31 of such Plan Year in order to remain eligible (exceptions: all paid-for contractual leave, Military Leave, Family Leave, Jury Duty, Funeral Leave, Layoff, Union Business, Company Convenience, Workers Compensation, any period in which a road driver declines a work opportunity in accordance with earned time-off procedures in the local supplement).

- All eligible bargaining-unit employees hired or returning to active status (see exceptions above) after April 1 of any Plan Year will not be eligible for such Plan Year.

- A Participant must be employed by Roadway Express on March 31 of a Plan Year to share in the Plan.


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                        ROADWAY EXPRESS UNION STOCK PLAN

                                FUNDING THE PLAN

- The amount of stock allocated to divide among participants will be based on performance of Roadway Express, Inc. as measured by Operating Profit Margin for the calendar year beginning January 1 of the same calendar year containing the first day (April 1) of the Plan Year.

                  OPERATING MARGIN                            UNION STOCK

               (BEFORE INCENTIVE COMP.)                    ALLOCATION IN SHARES
                ------------------------                    --------------------
                         0.01 - 2.49                              10,000
                         2.50 - 3.49                              20,000
                         3.50 - 3.99                              50,000
                         4.00 - 4.49                             100,000
                         4.50 - 4.99                             200,000
                         5.00 OR HIGHER                          350,000

- Operating Margin as used for the Plan will be defined as 100 minus the operating ratio, calculated before any management or bargaining unit incentive compensation.

- At an operating margin greater than 0.01, each eligible participant shall receive at least one share of stock.

- The Union shall have the right to verify operating margin calculations upon request and for that purpose shall have reasonable access to pertinent data and


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                        ROADWAY EXPRESS UNION STOCK PLAN

                               ALLOCATION OF STOCK

- All stock will be allocated to the accounts of those participants who meet all of the following guidelines during the Plan Year:
      1)  No preventable accidents
      2)  No preventable injuries
      3) Fewer than 5 unexcused absences. For purposes of the Plan, an excused absence is as follows:

         - A period of absence paid for or authorized under the collective bargaining agreement, or mutually agreed to by Roadway Express, Inc. and the union or the employee (for example, paid for sick leave, military leave, family leave, jury duty, funeral leave, layoff, union business, company convenience, workers compensation, any period in which a road driver declines a work opportunity in accordance with earned time-off procedures in the local supplement).

         - Any period of absence for a non-preventable accident or non-preventable injury. The allocation will be pro-rated for each unexcused absence as follows:

                           Unexcused
                        Absences (Days)                    Allocation
                        ---------------                    ----------

                               0                                100%
                               1                                 80%
                               2                                 60%
                               3                                 40%
                               4                                 20%
                               5 or more                          0%


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                       ROADWAY EXPRESS UNION STOCK PLAN


- All allocated shares will be credited to participants meeting the above-mentioned criteria on an equal share basis, subject to the allocation table above for unexcused absences.

                  EXAMPLE:
                  ROADWAY EXPRESS, INC. OPERATING MARGIN = 4.58
                  STOCK ALLOCATION = 200,000 SHARES
                  ELIGIBLE PARTICIPANTS MEETING ABOVE GUIDELINES = 10,000

                                 200,000 SHARES
                                 --------------

                 INDIVIDUAL STOCK CREDIT = 10,000 PARTICIPANTS = 20 SHARES PER PARTICIPANT

                             RESOLUTION OF DISPUTES

- All disputes concerning the Plan, including eligibility and allocation of stock will be resolved under procedures provided in applicable collective bargaining agreements.


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                        ROADWAY EXPRESS UNION STOCK PLAN

                    MAINTENANCE AND DISTRIBUTION OF ACCOUNTS

- Individual shareholdings may be maintained by Roadway Corporation's transfer agent by ledger account in fractions or decimals without issuance of share certificates. Participants shall be deemed to elect reinvestment of dividends in Roadway Corporation stock unless otherwise elected in writing.

- Roadway Corporation's transfer agent shall provide for purchase of shares of participants for fair market prices on reasonable notice.